Exhibit 99.1

Incara Names New Members to Board of Directors

Research Triangle Park, N.C., June 28, 2004 – Incara Pharmaceuticals Corporation (OTC.BB:ICRA) announced today the appointment of three new members to its board of directors.

The new board members are Dr. Michael E. Lewis, Chris A. Rallis and Dr. Peter D. Suzdak. Additional, independent members are anticipated to be added to the board imminently.

Incara’s CEO, Dr. James Crapo said, “Each of the new board members brings years of experience in the pharmaceutical industry with broad responsibilities ranging from executive leadership, business and strategic development, finance, drug discovery, and drug development, and I believe that the new board will provide valuable input and guidance as the company seeks to advance its portfolio of proprietary catalytic antioxidant compounds.”

Regarding the new board members:

•	CHRIS A. RALLIS is the former President and Chief Operating Officer, and director, of Triangle Pharmaceuticals, Inc., which was acquired by Gilead Sciences in January 2003 for approximately $464 million. Prior to assuming the role of President and COO in March 2000, he was Executive Vice President, Business Development and General Counsel. While at Triangle, Mr. Rallis participated in 11 equity financings generating gross proceeds of approximately $500 million. He was also primarily responsible for all business development activities, which included a worldwide alliance with Abbott Laboratories and the in-licensing of over ten compounds. Prior to joining Triangle in 1995, Mr. Rallis served in various business development and legal management roles with Burroughs Wellcome Co. over a 13-year period, including Vice President of Strategic Planning and Business Development. Mr. Rallis received his A.B. degree in economics from Harvard College and a J.D. from Duke University.

•	PETER D. SUZDAK, Ph.D. is a research and development executive with more than 19 years experience in U.S. and European based pharmaceutical companies. Dr. Suzdak is currently President and Chief Executive Officer of Artesian Therapeutics. Prior to joining Artesian Therapeutics, Dr. Suzdak was most recently a Senior Vice President of Research and Development at Guilford Pharmaceuticals from 1995 to 2002. Prior to joining Guilford, Dr. Suzdak held various positions at Novo-Nordisk A/S in Copenhagen, Denmark from 1988 to 1995, including Director of Neurobiology Research. Dr. Suzdak was involved in multiple drug discovery and development collaborations with major pharmaceutical companies in the U.S. and Europe, including Abbott Laboratories which resulted in the successful discovery, clinical development, approval and marketing of the novel anti-epileptic Gabatril®. Prior thereto, Dr. Suzdak was a Pharmacology Research Associate in the Clinical Neuroscience Branch of the National Institute of Mental Health in Bethesda, in the laboratory of Dr. Steven M. Paul from 1985 to 1988. Dr. Suzdak received his Ph.D. in Pharmacology from the University of Connecticut and a B.S. in Pharmacy from St. Johns University.

•	MICHAEL E. LEWIS, Ph.D. has been President of BioDiligence Partners, Inc., a private consulting firm, since 1994. He co-founded Cara Therapeutics, a privately held biopharmaceutical company, and has served as Director and Chief Scientific Advisor since 2004. He has served as a Director of Polymedix, Inc., a privately held biotechnology company, since 2003. Dr. Lewis co-founded Arena Pharmaceuticals in 1997, served as Director until 2000, and as Chief Scientific Advisor until 2003. He also co-founded Adolor Corporation in 1994 and served as Chief Scientific Advisor until 1997. He served as Vice President of Research at Symphony Pharmaceuticals from 1993 to 1994. Dr. Lewis was a co-founder of Cephalon, Inc., where he served as Senior Scientist, Director of Pharmacology, and Senior Director of Scientific Affairs, between 1988 and 1993. Prior to that, he served as a Principal Investigator at E. I. DuPont de Nemours & Co., Inc. from 1985 to 1987. Dr. Lewis received a B.A. with Special Honors in Psychology from the George Washington University, and an M.A. and Ph.D. in Psychology from Clark University, followed by postdoctoral training in neurosciences at the University of Cambridge, the National Institutes of Health, and the University of Michigan.

David C. Cavalier, Chairman of the Board of Incara, commented, “I look forward to working with all the new board members as we move our lead catalytic antioxidant compound, AEOL 10150, into human clinical trials. This is a crucial period in the development of this technology and we are fortunate to have added such a distinguished group to the board.”

The Company recently announced a 1-for-10 reverse stock split. The record date for the reverse split has been changed from July 6 to the close of business on July 15, 2004. Common stock will begin trading on a split-adjusted basis as of July 16, 2004, which is the effective date for the reverse split. In addition, the company announced that it will change its name from “Incara Pharmaceuticals Corporation” to “Aeolus Pharmaceuticals, Inc.” effective July 16, 2004. Aeolus was the original name for the catalytic antioxidant company that was co-founded by Dr. Crapo and later acquired by Incara.

Incara has filed an Investigational New Drug (IND) application with the FDA for possible treatment of amyotrophic lateral sclerosis (also known as ALS or Lou Gehrig’s disease). ALS, the most common motor neuron disease, results from progressive degeneration of both upper and lower motor neurons and is usually fatal within 5 years. An IND is the first stage necessary to begin human clinical studies of compounds such as Incara’s lead clinical compound, AEOL-10150.

Incara (www.incara.com) is developing a new class of small molecule catalytic antioxidants that destroy oxygen-derived free radicals, believed to be an important contributor to the pathogenesis of many diseases. Incara’s catalytic antioxidants have been shown to reduce damage to tissue in animal studies of neurological disorders such as ALS and stroke, and in other non-neurological indications such as cancer radiation therapy and chronic obstructive pulmonary disease.

The statements in this press release that are not purely statements of historical fact are forward-looking statements, and actual results might differ materially from those anticipated. These statements and other statements made elsewhere by Incara or its representatives, which are identified or qualified by words such as “intends,” “likely,” “will,” “suggests,” “expects,” “might,” “may,” “believe,” “could,” “should,” “would,” “anticipates,” “plans,” “possible” or the negative of those terms or similar expressions, are based on a number of assumptions that are subject to risks and uncertainties. Important factors that could cause results to differ include risks associated with the uncertainties of scientific research, clinical trials and product development activities and the need to obtain funds for clinical trials and operations. These and other important risks are described in Incara’s reports on Form 10-K, Form 10-Q and Form 8-K and its registration statements filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Incara assumes no obligation to update the information in this release.